Exhibit 10.15

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4),

200.83 and 230.406

COLLABORATIVE RESEARCH, DEVELOPMENT

AND LICENSE AGREEMENT

By and Among

ACADIA PHARMACEUTICALS INC.,

ALLERGAN, INC.

and

ALLERGAN SALES, LLC

-i-

(CONTINUED)

*Confidential Treatment Requested

-ii-

(CONTINUED)

*Confidential Treatment Requested

-iii-

(CONTINUED)

-iv-

(CONTINUED)

*Confidential Treatment Requested

-v-

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4),

200.83 and 230.406

COLLABORATIVE RESEARCH, DEVELOPMENT

AND LICENSE AGREEMENT

THIS COLLABORATIVE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT (this “Agreement”), entered into as of March 27, 2003 (the “Effective Date”) by and among ACADIA PHARMACEUTICALS INC., a Delaware corporation (“ACADIA”), with offices at 3911 Sorrento Valley Blvd., San Diego, California 92121, and Allergan, Inc., a Delaware corporation, and Allergan Sales, LLC, a Delaware limited liability company (collectively “Allergan”), both having offices at 2525 Dupont Drive, Irvine, California 92612.

W I T N E S S E T H:

WHEREAS, ACADIA possesses proprietary chemical-genomics technologies, including Targets (as defined below) and related chemistries, for use in research, discovery and development of pharmaceutical products;

WHEREAS, Allergan is engaged in the research, development, marketing, manufacture and sale of pharmaceutical products;

WHEREAS, ACADIA, Allergan and Vision Pharmaceuticals L.P. are parties to that certain Collaborative Research, Development and License Agreement, dated as of September 24, 1997, as amended by the Amendment (as defined below) (the “1997 Agreement”);

WHEREAS, Allergan desires to have broad access to ACADIA’s chemical-genomics assets and discovery and development capabilities for purposes of discovering and developing compounds primarily for eye care applications; and

WHEREAS, ACADIA and Allergan desire to enter into a collaborative relationship for research, discovery and development activities using ACADIA’s proprietary chemical-genomics technologies and development and commercialization of compounds resulting from such activities primarily for eye care applications.

NOW, THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the parties agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

        1.1 “ACADIA Know-How” shall mean, to the extent useful for the purposes of the Collaboration or any subsequent commercialization of Allergan Products, all tangible or intangible know-how, trade secrets, inventions, (whether or not patentable), data, preclinical results, physical, chemical or biological material and other information and data pertaining to any of the Collaboration Target/Chemistries, including any assay developed by ACADIA for a Target within the Collaboration Target/Chemistries, or otherwise necessary or useful for the

1.

practice of the ACADIA Patents which are not generally publicly known and are Controlled by ACADIA as of the Effective Date or during the Term, including any replication or any part of such information or material, but excluding any ACADIA Patents or Collaboration Technology.

        1.2 “ACADIA Patents” shall mean, to the extent useful for the purposes of the Collaboration and any subsequent commercialization of Allergan Products, all foreign and domestic: (a) patents existing as of the Effective Date or issued during the Term; and (b) patents issuing from patent applications that are pending as of the Effective Date or during the Term (including provisionals, divisionals, continuations and continuations-in-part of such applications); and (c) substitutions, extensions, reissues, renewals and inventors certificates relating to the foregoing patents, in each case, which pertain to any of the Collaboration Target/Chemistries and are Controlled by ACADIA. ACADIA Patents existing as of the Effective Date will be listed in Exhibit A within ten (10) days of the Effective Date.

        1.3 “ACADIA Product” shall mean an ACADIA Reversion Product or ACADIA Royalty-Free Product, as applicable.

        1.4 “ACADIA Reversion Product” shall mean any product containing, incorporating, discovered or identified, or the utility of which is discovered or identified, using any Licensed Target/Chemistry, which product receives Regulatory Approval for commercial marketing and sale for use in the Field and is commercialized by ACADIA, its Affiliates or its sublicensees, including all formulations, line extensions and modes of administration thereof.

        1.5 “ACADIA Royalty-Free Product” shall mean: (a) any product containing, incorporating or discovered or identified, or the utility of which is discovered or identified, using any Licensed Target/Chemistry, which product receives Regulatory Approval for commercial marketing and sale for use outside the Field and is commercialized outside the Field by ACADIA or its Affiliates or sublicensees, including all formulations, line extensions and modes of administration thereof; and/or (b) any product containing, incorporating or discovered or identified or the utility of which is discovered or identified using any Target/Chemistry that was previously a Selected Target/Chemistry, which product receives Regulatory Approval for commercial marketing and sale for use in any field of use and is commercialized in any field of use by ACADIA or its Affiliates or sublicensees, including all formulations, line extensions and modes of administration thereof.

        1.6 “ACADIA Technology” shall mean the ACADIA Patents and the ACADIA Know-How.

        1.7 “Active Compound” shall mean a small molecule that specifically inhibits, stimulates or otherwise alters the production or activity of a Target.

        1.8 “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto and shall include any company or entity of which greater than fifty percent (50%) of the voting stock or participating profit interest of which is owned or controlled, directly or indirectly, by a party, and any company or entity which owns or controls, directly or indirectly, greater than fifty percent (50%) of the voting stock of a party.

2.

        1.9 “Allergan Know-How” shall mean, to the extent useful for the purposes of the Collaboration or any subsequent commercialization of ACADIA Products, all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, preclinical results, physical, chemical or biological material and other information and data pertaining to any of the Collaboration Target/Chemistries or otherwise necessary or useful for the practice of the Allergan Patents, which are not generally publicly known and are Controlled by Allergan during the Term, including any replication or any part of such information or material, but excluding any Allergan Patents or Collaboration Technology.

        1.10 “Allergan Patents” shall mean, to the extent useful for the purposes of the Collaboration and any subsequent commercialization of ACADIA Products, all foreign and domestic: (a) patents issued during the Term; and (b) patents issuing from patent applications that are pending during the Term (including provisionals, divisionals, continuations and continuations-in-part of such applications); and (c) substitutions, extensions, reissues, renewals and inventors certificates relating to the foregoing patents, in each case, which pertain to any of the Collaboration Target/Chemistries and are Controlled by Allergan.

        1.11 “Allergan Product” shall mean any product containing or incorporating a Chemistry within a Licensed Target/Chemistry or a Designated Target/Chemistry or discovered or identified, or the utility of which is discovered or identified, using a Licensed Target/Chemistry or Designated Target/Chemistry, which product receives Regulatory Approval for commercial marketing and sale and is commercialized, including all formulations, line extensions and modes of administration thereof.

        1.12 “Allergan Technology” shall mean the Allergan Patents and Allergan Know-How.

        1.13 “Alpha Adrenergic Research Plan” shall mean the plan for conducting research with respect to alpha adrenergic receptors as currently in effect under the 1997 Agreement as may be updated from time to time by the Joint Research Committee pursuant to Section 3.2.

        1.14 “Alpha Adrenergic Research Program” shall mean the collaborative research program between the parties with respect to alpha adrenergic receptors conducted under the 1997 Agreement during the Research Term pursuant to the Alpha Adrenergic Research Plan.

        1.15 “Amendment” shall mean the amendment entered into among ACADIA, Allergan and Vision Pharmaceuticals L.P. regarding the Alpha Adrenergic Research Program.

        1.16 “Chemical-Genomics Asset List” shall mean the list of ACADIA’s chemical-genomics assets, identifying Targets that are not Excluded Targets, assays and Chemistries as provided to Allergan on a bi-monthly basis pursuant to Section 4.1.

        1.17 “Chemical-Genomics Project” shall mean the program of collaborative research with respect to Selected Target/Chemistries and Licensed Target/Chemistries conducted during the Research Term pursuant to the Research Plan.

3.

        1.18 “Chemistry” shall mean those Active Compounds identified by or on behalf of ACADIA or Allergan with respect to a specific Target pursuant to or as a result of the Collaboration.

        1.19 “Collaboration” shall mean the programs of collaborative research and development with respect to Collaboration Target/Chemistries under this Agreement.

        1.20 “Collaboration Know-How” shall mean any and all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, preclinical results, physical, chemical or biological material, and other information and data that are (a) useful for purposes of the Collaboration and/or that relates to any Collaboration Target/Chemistry (including any Target/Chemistry that was formerly a Selected Target/Chemistry), Allergan Product or ACADIA Product and (b) derived from or developed pursuant to activities undertaken by either party, including their consultants or collaborators, in the conduct of the Collaboration, including, in each case, any replication or any part of such information or material.

        1.21 “Collaboration Patents” shall mean all foreign and domestic patents (including substitutions, extensions, reissues, renewals and inventors certificates relating thereto) that issue from patent applications, including provisionals, divisionals, continuations and continuations-in-part of such applications, that claim inventions in the Collaboration Know-How and that are filed by one or both of the parties on behalf of one or both of the parties hereto.

        1.22 “Collaboration Target/Chemistry” shall mean any Selected Target/Chemistry, Licensed Target/Chemistry and/or Designated Target/Chemistry, as applicable.

        1.23 “Collaboration Technology” shall mean the Collaboration Patents and the Collaboration Know-How.

        1.24 “Confidential Information” shall mean all information disclosed by a party to the other pursuant to this Agreement including, without limitation, manufacturing, marketing, financial, personnel, scientific and other business information and plans, and the material terms of this Agreement, whether in oral, written, graphic or electronic form.

        1.25 “Control” shall mean possession of the ability to grant a license or sublicense without violating the terms of any agreement or other arrangement with any Third Party.

        1.26 “Designated Target” shall mean any Target that is a specific G-protein coupled receptor or nuclear receptor, which is selected by Allergan by written notice to ACADIA pursuant to Section 5.3 and, as of the date of such notice is not listed on the Chemical-Genomics Asset List as having a Chemistry identified with respect to such Target.

        1.27 “Designated Target/Chemistry” shall mean a Designated Target and/or the Chemistry identified with respect to such Designated Target.

4.

        1.28 “Designated Target Project” shall mean the program of collaborative research with respect to Designated Targets conducted during the Research Term pursuant to the Research Plan.

        1.29 “Development Candidate” shall mean any Active Compound within a Licensed Target/Chemistry for which GLP research or GMP production has been initiated.

        1.30 “Excluded Targets” shall mean Targets which meet any one of the following criteria as of the applicable time of determination: [***].

        1.31 “Expanded Field” shall mean all fields of use.

        1.32 “Field” shall mean (a) with respect to a Selected Target/Chemistry or Licensed Target/Chemistry, all therapeutic, prophylactic and diagnostic uses related to eye care; [***].

        1.33 “First Commercial Sale” of an Allergan Product or an ACADIA Product shall mean the first sale for use or consumption of such Allergan Product or ACADIA Reversion Product in a country after Regulatory Approval has been granted by the governing health regulatory authority of such country. Sale to an Affiliate or sublicensee shall not constitute a First Commercial Sale unless the Affiliate or sublicensee is the end user of the Allergan Product or ACADIA Reversion Product.

        1.34 “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto having the administrative authority to regulate the marketing of

5.	*Confidential Treatment Requested

human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

        1.35 “FTE” shall mean full-time equivalent scientific personnel.

        1.36 “Good Laboratory Practices” or “GLP” shall mean current good laboratory practices under FDA rules and regulations.

        1.37 “Good Manufacturing Practices” or “GMP” shall mean current good manufacturing practices under FDA rules and regulations.

        1.38 “IND” shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing necessary to commence human clinical trials in another country, as applicable.

        1.39 “Joint Research Committee” or “JRC” shall mean the committee formed pursuant to Section 3.1.

        1.40 “Licensed Target/Chemistry” shall mean any Selected Target/Chemistry as to which Allergan has exercised its Option pursuant to Section 5.2.

        1.41 “Major Market” shall mean [***].

        1.42 “NDA” shall mean a New Drug Application, Product License Application or equivalent application filed with the FDA, or the equivalent community application filed in the European Union, or the equivalent application filed as a national application in Japan, the United Kingdom, France, Germany, Italy or Spain.

        1.43 “Net Sales” with respect to any Allergan Product or ACADIA Reversion Product for which royalties are payable hereunder means, with respect to a given period of time, gross sales invoiced by Allergan or ACADIA, as applicable, and its Affiliates and sublicensees during such period, less the following deductions from such gross amounts which are actually incurred, allowed, accrued or specifically allocated:

                (a) credits or allowances actually granted for damaged products, returns or rejections of product, price adjustments and billing errors;

                (b) governmental and other rebates (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers;

                (c) normal and customary trade, and quantity discounts, allowances and credits actually allowed or paid;

                (d) commissions actually paid to Third Party distributors, brokers or agents (excluding sales personnel, sales representatives and sales agents that are employees or

6.	*Confidential Treatment Requested

consultants of Allergan or ACADIA, as applicable, or its Affiliates or sublicensees) in countries outside the United States in which such commissions are paid by deducting such commissions from the gross sales invoiced for sales to such Third Parties;

                (e) transportation costs, including insurance, for outbound freight related to delivery of the product;

                (f) sales taxes, VAT taxes and other taxes directly linked to the sales of the product; and

                (g) sales between or among Allergan and its Affiliates and sublicensees or ACADIA and its Affiliates and sublicensees shall be excluded from the computation of Net Sales, but the subsequent final sales to Third Parties by such Affiliates or sublicensees shall be included with Net Sales; provided however, that if such Affiliates or sublicensees are the end users of such Allergan Product or ACADIA Reversion Product, the amount billed therefore shall be deemed to be the amount that would be invoiced to a Third Party in an arm’s length transaction for the sale of such products.

In the event an Allergan Product or ACADIA Reversion Product is sold in combination with one or more other active ingredients (a “Combination”) then Net Sales shall be calculated by multiplying the Net Sales of that Combination by the fraction A/B, where A is the gross selling price of the Allergan Product or ACADIA Reversion Product sold separately and B is the gross selling price of the Combination. In the event that no such separate sales are made, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the Combination by the fraction C/(C+D), where C is the fully allocated cost of the Allergan Product or ACADIA Reversion Product and D is the fully allocated cost of the other products in the Combination.

        1.44 [***]

        1.45 [***]

        1.46 “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of the United States or European Union or any country, federal, state or local regulatory agency, department, bureau or other government entity that is necessary for the manufacture, use, storage, import, transport and/or sale of an Allergan Product or an ACADIA Product in such jurisdiction.

        1.47 “Research Plan” shall mean the plan for conducting the Research Program, as amended from time to time by the JRC.

7.	*Confidential Treatment Requested

1.48 “Research Program” shall mean, collectively, the Designated Target Project and the Chemical-Genomics Project.

1.49 “Research Term” shall mean the three (3) years following the Effective Date, as may be extended for additional, consecutive [***] periods by written agreement of the parties.

1.50 “Royalty Term” shall mean, in the case of each Allergan Product or ACADIA Reversion Product in any country, the period of time commencing on the First Commercial Sale and ending upon the later of (a) [***], or (b) [***].

1.51 “Selected Target/Chemistry” shall mean each of the up to three (3) Target/Chemistries selected from the Chemical-Genomics Asset List at any specific point in time during the Research Term pursuant to Section 5.1.

1.52 “Target” shall mean [***].

1.53 “Target/Chemistry” shall mean a Target and/or any Chemistry identified with respect to such Target.

1.54 “Term” shall have the meaning set forth in Section 13.1.

1.55 “Third Party” shall mean any entity other than Allergan or ACADIA or an Affiliate of Allergan or ACADIA.

1.56 “Valid Claim” shall mean a claim of an unexpired patent included within the patent rights licensed hereunder, which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealable or unappealed within the time allowed for appeal or which has not been admitted to be invalid or unenforceable through reexamination, reissue, disclaimer, or otherwise.

2. CONDUCT OF COLLABORATION; RESPONSIBILITIES; EXCLUSIVITY.

2.1 Conduct of Collaboration. During the Research Term, the parties shall use commercially reasonable efforts to conduct the Research Program in accordance with the Research Plan and the terms of this Agreement. The initial Research Plan for conducting the Research Program will be completed and approved by the JRC within thirty (30) days of the Effective Date. Any amendments or revisions to the Research Plan shall be in writing and shall require unanimous approval of the JRC. Pursuant to the Research Program, the parties will collaborate in identifying and testing Collaboration Target/Chemistries for development and commercialization.

8.	*Confidential Treatment Requested

2.2 Research Program Responsibilities.

(a) ACADIA and Allergan will be responsible for such activities under the Research Plan related to the Chemical-Genomics Project [***] as assigned to each such party by the JRC.

(b) ACADIA will be responsible for high-throughput screening of chemical libraries and determination of potency and selectivity of hits in the Designated Target Project pursuant to the Research Plan, and Allergan will be responsible for all other activities under the Research Plan related to the Designated Target Project.

(c) Each of ACADIA and Allergan will provide to the JRC quarterly reports setting forth such party’s results and plans under the Research Program.

2.3 [***]

3. GOVERNANCE.

3.1 Joint Research Committee. Promptly after the Effective Date, the parties will form a Joint Research Committee (“JRC”) comprised of three (3) representatives of each of ACADIA and Allergan. One (1) member of the JRC shall be selected to act as the chairperson of the JRC, with each chairperson acting for a term of twelve (12) months. The chairperson shall be selected alternately by Allergan and ACADIA, and ACADIA shall designate the first chairperson. The JRC shall determine the specific goals for the Collaboration and the Alpha Adrenergic Research Program, shall manage the ongoing research conducted under the Collaboration and the Alpha Adrenergic Research Program, and shall monitor the progress and results of such work. All decisions of the JRC shall require unanimous approval. The JRC shall meet on a quarterly basis or at such other frequency as the JRC agrees. The parties shall agree upon the time and place of meetings. Within thirty (30) days after each meeting, the JRC chairperson will provide the parties with a written report describing, in reasonable detail, the status of the Collaboration and the Alpha Adrenergic Research Program, a summary of the results and progress to date, the issues requiring resolution, and the agreed resolution of previously reported issues. A reasonable number of additional representatives of a party may attend meetings of the JRC in a non-voting capacity.

9.	*Confidential Treatment Requested

3.2 Joint Research Committee Functions And Powers. The JRC shall encourage and facilitate ongoing cooperation between the parties, establish, update, review and approve the Research Plan and the Alpha Adrenergic Research Plan and any amendments to such plans, allocate tasks and coordinate activities pursuant to the Research Plan and the Alpha Adrenergic Research Plan, monitor progress of activities under the Research Plan and the Alpha Adrenergic Research Plan and the parties’ diligence in carrying out their responsibilities thereunder, oversee the conduct of all patent matters, and carry out the other duties and responsibilities described for it in this Agreement. The parties will discuss proposed patent applications for inventions discovered in the course of the Collaboration and the Alpha Adrenergic Research Program and publication of matters arising under the Collaboration and the Alpha Adrenergic Research Program at JRC meetings. The JRC shall also be responsible for establishing and approving annual research funding for activities to be performed by the parties pursuant to the Research Plan and the Alpha Adrenergic Research Plan for each year of the Research Term (including any renewal or extension thereof), subject to the minimum funding levels provided in Section 8.4 and the additional funding required under Section 8.2(a), if applicable. Such funding shall be provided by Allergan to ACADIA based on the number of FTEs required for ACADIA to perform its activities under the Research Plan and the Alpha Adrenergic Research Plan. The JRC shall also maintain and update a list of the Selected Target/Chemistries, Licensed Target/Chemistries and Designated Target/Chemistries as in effect from time to time.

3.3 Information and Reports. Except as otherwise provided in this Agreement, the parties will make available and disclose to one another all results of the work conducted pursuant to the Research Plan and the Alpha Adrenergic Research Plan prior to and in preparation for JRC meetings, in the form and format to be designated by the JRC. For purposes of clarification, Allergan will not be obligated to share pursuant to this Section 3 structure activity relationship information or other data which is not specifically necessary to share in order to achieve the goals of the Research Plan, unless otherwise agreed to by the parties as part of a further collaborative relationship pursuant to Section 5.2(a)(ii).

3.4 JRC Dispute Resolution. If the JRC is unable to decide or resolve an issue unanimously, the issue shall be referred to the Chief Scientific Officer of ACADIA and the President, Research and Development of Allergan. Such officers of the parties will meet promptly thereafter and shall negotiate in good faith to resolve such issue. If they cannot resolve the issue within thirty (30) days of commencing such negotiations then the issue shall be resolved as provided in Section 15.2.

4. TECHNOLOGY TRANSFER.

4.1 Transfer of ACADIA Technology. Promptly following the Effective Date and thereafter on a bi-monthly basis during the Research Term, ACADIA will provide to Allergan the then current Chemical-Genomics Asset List. Commencing promptly after the Effective Date and from time to time thereafter, ACADIA will disclose to Allergan such of the ACADIA Technology and relevant information with respect to Collaboration Target/Chemistries as is reasonably necessary to enable Allergan to perform its Collaboration activities hereunder in accordance with the Research Plan and otherwise to exercise fully the licenses granted to Allergan hereunder. During the Term, ACADIA will provide Allergan with reasonable technical

10.

assistance relating to the use of such ACADIA Know-How and the practice of such ACADIA Patents solely to the extent permitted under the licenses granted to Allergan herein. In the event that ACADIA provides any materials to Allergan pursuant to the Research Plan, the parties will enter into a Materials Transfer Agreement in the form attached hereto as Exhibit B with respect to such materials.

4.2 Transfer of Allergan Technology. Commencing promptly after the Effective Date and from time to time thereafter, Allergan will disclose to ACADIA such of the Allergan Technology as is reasonably necessary to enable ACADIA to perform its Collaboration activities hereunder in accordance with the Research Plan and otherwise to exercise fully the licenses granted to ACADIA hereunder. During the Term, Allergan will provide ACADIA with reasonable technical assistance relating to the use of such Allergan Know-How and the practice of such Allergan Patents solely to the extent permitted under the license granted to ACADIA herein. In the event that Allergan provides any materials to ACADIA pursuant to the Research Plan, the parties will enter into a Materials Transfer Agreement in the form attached hereto as Exhibit B with respect to such materials.

5. DESIGNATION OF SELECTED TARGET/CHEMISTRIES, LICENSED TARGET/CHEMISTRIES, AND DESIGNATED TARGET/CHEMISTRIES.

5.1 Designation of Selected Target/Chemistries.

(a) Upon the Effective Date, the parties shall agree in writing to the selection of up to three (3) Target/Chemistries on the Chemical-Genomics Asset List as Selected Target/Chemistries. At any time during the Research Term, Allergan may, by prior written notice to ACADIA and the JRC, propose that one (1) or more of the Selected Target/Chemistries be replaced with an alternative Target/Chemistry from the Chemical-Genomics Asset List or that a Target/Chemistry from the Chemical-Genomics Asset List be added as a Selected Target/Chemistry; provided however, that at no time shall there be more than a total of three (3) Selected Target/Chemistries. ACADIA will notify Allergan within ten (10) days after receipt of such proposal if the proposed Selected Target/Chemistry has become an Excluded Target since Allergan’s receipt of the most current Chemical-Genomics Asset List and is therefore not available for selection, including the reason for such determination. When a Target/Chemistry becomes a Selected Target/Chemistry in accordance with this Section 5.1, it shall be added to the list of Selected Target/Chemistries maintained by the JRC, and, if applicable, the Selected Target/Chemistry that Allergan has elected to replace with such new Selected Target/Chemistry shall thereupon cease to be a Selected Target/Chemistry for all purposes under this Agreement and shall be deleted from the list of Selected Target/Chemistries maintained by the JRC. As soon as practicable after designation of a Target/Chemistry as a Selected Target/Chemistry, ACADIA shall deliver to Allergan the quantity of the Chemistry associated with such Selected Target/Chemistry specified by the JRC.

(b) In the event that Allergan designates a Selected Target/Chemistry pursuant to this Section 5.1, conducts tests [***] within such Selected Target/Chemistry and determines that the Chemistry included in such Selected Target/Chemistry does not apply [***], then Allergan may continue to test such Selected Target/Chemistry to determine whether to [***]

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[***], replace such Selected Target/Chemistry in accordance with the procedures set forth in Section 5.1(a), or redesignate such [***] within such Selected Target/Chemistry as a Designated Target in accordance with Section 5.3. If Allergan redesignates such [***] within such Selected Target/Chemistry as a Designated Target, (i) such Target/Chemistry shall cease to be a Selected Target/Chemistry for all purposes under this Agreement and shall be deleted from the list of Selected Target/Chemistries maintained by the JRC, (ii) all rights to such former Selected Target/Chemistry and to all ACADIA Technology and ACADIA’s interest in Collaboration Technology with respect to such former Selected Target/Chemistry shall revert to ACADIA, except to the extent of rights granted with respect to such [***] within such Selected Target/Chemistry as a Designated Target in accordance with this Agreement, and (iii) Allergan shall grant ACADIA the license set forth in Section 7.3(b) with respect to such former Selected Target/Chemistry, excluding such [***] within such former Selected Target/Chemistry.

5.2 [***]

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[***]

5.3 Designation of Designated Targets. At any time during the Research Term, Allergan may propose the designation of up to [***] Designated Targets for development by prior written notice to ACADIA and the JRC; provided however, that Allergan shall not designate [***] Designated Targets within [***] period during the Research Term. After receipt of such proposal, ACADIA will promptly notify Allergan if the proposed Selected Target/Chemistry is an Excluded Target. The Designated Target shall be added to the list of Designated Target/Chemistries maintained by the JRC. ACADIA will enable the Designated Target, if necessary, and conduct high-throughput screening of libraries as determined by the JRC to identify Chemistries with respect to such Designated Target.

5.4 [***]

5.5 [***]

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[***]

6. PRODUCT DEVELOPMENT, MANUFACTURING AND SUPPLY.

6.1 Research and Development Efforts. Allergan shall use commercially reasonable efforts to conduct, at its own expense, all preclinical testing and investigations necessary for Allergan to select appropriate Licensed Target/Chemistries and Designated Target/Chemistries for further development in the Field. Such further development may include, but not be limited to, [***] necessary to prepare and file an IND and [***] necessary to file a NDA. Allergan will provide a report on a biannual basis to the JRC summarizing the results of work it performs pursuant to this Section 6.1 in a manner sufficient to inform ACADIA of general research and development progress and compliance with Section 7.5(a).

6.2 Development Candidates. After the designation of a Development Candidate, Allergan shall prepare and deliver to ACADIA within a reasonable period, such period not to exceed [***] the projected timing of the activities necessary to obtain Regulatory Approval for such Development Candidate. Thereafter, Allergan shall regularly (on at least a semi-annual basis) provide ACADIA with an update describing of the progress made to date towards obtaining Regulatory Approval of such Development Candidate and the plans for achieving Regulatory Approval in the future. Allergan shall have the sole responsibility for conducting preclinical and clinical development of such Development Candidate in accordance with a development plan prepared by Allergan in a manner consistent with its then existing internal criteria. Allergan agrees to use commercially reasonable efforts to fund and perform development of its Development Candidate pursuant to such development plan in Major Markets. For purposes of clarification, Allergan shall not be required under Section 6.1 or this Section 6.2 to provided detailed data or results to ACADIA.

6.3 [***]

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7. LICENSE GRANTS; DILIGENCE OBLIGATIONS.

7.1 License Grants for Research Program. Subject to the terms of this Agreement:

(a) with respect to each Selected Target/Chemistry and Designated Target/Chemistry, during [***], ACADIA hereby grants to Allergan an exclusive (except as to ACADIA), royalty-free license, with no right to sublicense, under the ACADIA Technology and ACADIA’s interest in the Collaboration Technology to make and use such Selected Target/Chemistry or Designated Target/Chemistry solely for internal research purposes pursuant to the Research Program in order to determine whether Allergan will exercise its option with respect to such Selected Target/Chemistry or Designated Target/Chemistry pursuant to Section 5.2 or 5.4, as applicable;

(b) during the Research Term, ACADIA grants to Allergan an exclusive (except as to ACADIA), royalty-free license, with no right to sublicense, under the ACADIA Technology and ACADIA’s interest in the Collaboration Technology solely for internal research purposes to the extent necessary or appropriate to carry out Allergan’s research responsibilities under the Research Program. Allergan has the right to subcontract with Third Parties for the performance of research and development activities, provided, however, that (i) the contracted Third Party shall enter into a confidentiality agreement with Allergan; and (ii) Allergan shall supervise such subcontract work; and

(c) during the Research Term, Allergan grants to ACADIA a non-exclusive, royalty-free license, with no right to sublicense, under the Allergan Technology and Allergan’s interest in the Collaboration Technology solely for internal research purposes to the extent necessary or appropriate to carry out ACADIA’s research responsibilities under the Research Program.

7.2 License Grants to Allergan for Development and Commercialization. Subject to the terms of this Agreement:

(a) ACADIA hereby grants to Allergan, effective upon the exercise of the Option pursuant to which a Selected Target/Chemistry becomes a Licensed Target/Chemistry and payment of the license fee under Section 8.2(a)(i), an exclusive, worldwide, royalty bearing license under the ACADIA Technology and ACADIA’s interest in the Collaboration Technology to make, have made and use such Licensed Target/Chemistry for research and development of such Licensed Target/Chemistry in the Field and to make, have made, use, sell, offer for sale and import Allegan Products based on such Licensed Target/Chemistry in the Field; and

(b) ACADIA hereby grants to Allergan, effective upon the exercise of the option with respect to the applicable Designated Target/Chemistry and payment of the license fee under Section 8.2(b), an exclusive, worldwide, royalty bearing license under the ACADIA Technology and ACADIA’s interest in the Collaboration Technology to make, have made and use such Designated Target/Chemistry for research and development of such Designated Target/Chemistry in the Field and to make, have made, use, sell, offer for sale and import Allergan Products based on such Designated Target/Chemistry in the Field.

15.	*Confidential Treatment Requested

7.3 License Grant to ACADIA for Development and Commercialization.

(a) Effective upon the grant of a license to a Licensed Target/Chemistry to Allergan under Section 7.2(a), Allergan hereby grants to ACADIA an exclusive, worldwide, royalty-free license under the Allergan Technology and Allergan’s interest in the Collaboration Technology to make, have made and use such Licensed Target/Chemistry outside the Field and to make, have made, use, sell, offer for sale and import ACADIA Royalty-Free Products based on such Licensed Target/Chemistry outside the Field.

(b) Effective upon the expiration without exercise of an Option with respect to a Selected Target/Chemistry pursuant to Section 5.2 or as otherwise provided in Section 5.1(b), Allergan hereby grants to ACADIA an exclusive, worldwide, royalty-free license under the Allergan Technology and Allergan’s interest in the Collaboration Technology to make, have made and use such Target/Chemistry in all fields of use and to make, have made, use, sell, offer for sale and import ACADIA Royalty-Free Products based on such Target/Chemistry in all fields of use.

7.4 Sublicensing Rights. Allergan shall have the right to sublicense, through multiple tiers of sublicense, the rights granted to it pursuant to Section 7.2, and ACADIA shall have the right to sublicense, through multiple ties of sublicense, the rights granted to it pursuant to Section 7.3 and Section 7.5(b), if applicable.

7.5 Diligence Obligations; License for ACADIA Reversion Products.

(a) Diligence Obligations. Each party’s development and commercialization rights will be subject to development, manufacturing and commercial diligence obligations consistent with such party’s practice for products with similar commercial potential. [***].

(b) [***]

16.	*Confidential Treatment Requested

8. FEES AND PAYMENTS.

8.1 [***]

8.2 License Fees.

(a) Licensed Target/Chemistries. For each Licensed Target/Chemistry for which a license is granted under Section 7.2(a) Allergan shall pay to ACADIA the following: (i) [***] after Allergan’s exercise of its Option with respect to such Licensed Target/Chemistry]; and (ii) research funding for [***] ACADIA FTEs to be devoted solely to the research and development of such Licensed Target/Chemistry [***], such funding to be provided at the rate and upon the payment terms set forth in Section 8.4. All research funding pursuant to this Section 8.2, shall be in addition to the minimum research funding required under Section 8.4; provided however, that Allergan may, in its sole discretion, satisfy the obligation to fund [***] FTEs under this Section 8.2 for the first Licensed Target/Chemistry only by applying [***] FTEs from the FTE Pool to research and development of such Licensed Target/Chemistry.

(b) Designated Target/Chemistries. For each Designated Target/Chemistry for which a license is granted under Section 7.2(b), Allergan shall pay to ACADIA [***] after Allergan’s exercise of its option with respect to such Designated Target/Chemistry.

8.3 Expanded Field Fee. In consideration of the rights granted to Allergan pursuant to Section 5.5, Allergan shall pay to ACADIA a fee of [***]; provided that ACADIA has provided to Allergan the Chemical-Genomics Asset List on a bi-monthly basis in accordance with Section 4.1 in order to allow Allergan to designate the Expanded Field with respect to a Selected Target/Chemistry selected from such list. [***]

8.4 Research Funding.

(a) During the first year of the Research Term, Allergan agrees to pay ACADIA research funding payments [***] during the first year of the Research Term. Thereafter, such rate per ACADIA FTE will be increased each year of the Research Term after the first year by [***]

17.	*Confidential Treatment Requested

[***]. Such funding shall be in such amounts as are set forth in the Research Plan and the Alpha Adrenergic Research Plan, which shall provide for a total of at least: (i) [***]. The FTE Pool shall be allocated between the Chemical-Genomics Project, the Designated Target Project and the Alpha Adrenergic Research Program as deemed appropriate by the JRC.

(b) It is intended that, as determined by the JRC, Allergan will provide sufficient research funding to ACADIA during the Research Term (and any renewal or extension thereof) to support the number of ACADIA FTEs required to pursue the activities set forth in the Research Plan and the Alpha Adrenergic Research Plan, as the Research Plan and the Alpha Adrenergic Research Plan are developed and approved by the JRC, in accordance with the research budget developed and approved by the JRC as described in Section 3.2, and subject to the limitations, including the minimum funding levels, set forth under this Section 8.4.

(c) All research funding payments under this Section 8.4 and Section 8.2(a) shall be made [***].

8.5 Milestone Payments.

(a) Within [***] after achievement by Allergan, its Affiliates, sublicensees, partners, collaborators or other Third Parties designated by Allergan of each of the following milestones with respect to each Licensed Target/Chemistry, Allergan shall pay ACADIA the following non-refundable milestones (provided, however, that if Allergan abandons development of a Development Candidate with respect to a Licensed Target/Chemistry and replaces it with development of another Development Candidate with respect to such Licensed Target/Chemistry, no duplicate milestone payments shall be due for the replacement compound if such milestone payment was made with respect to the compound it replaced):

[***]

18.	*Confidential Treatment Requested

[***]

(b) Within ten (10) days after first approval of an NDA for each Active Compound within each Designated Target/Chemistry in a Major Market by Allergan, its Affiliates, sublicensees, partners, collaborators or other Third Parties designated by Allergan, Allergan shall pay ACADIA [***].

8.6 Royalties.

(a) Royalty Payments on Allergan Products Based on Licensed Target/Chemistries in the Field. Allergan shall pay to ACADIA the following royalties on annual Net Sales of Allergan Products based on Licensed Target/Chemistries: [***].

(b) Royalty Payments on Allergan Products Based on Designated Target/Chemistries. Allergan shall pay to ACADIA a royalty of [***].

(c) Royalty Payments to Allergan. If rights with respect to a Licensed Target/Chemistry in the Field are conveyed to ACADIA pursuant to Section 7.5(b): (i) in the event ACADIA develops or commercializes in collaboration with a Third Party licensee ACADIA Reversion Products based on such Licensed Target/Chemistry in the Field using Allergan Technology or Allergan’s interest in the Collaboration Technology licensed to ACADIA pursuant to Section 7.5(b), then ACADIA shall pay to Allergan the following percentage of all royalties, upfront fees and milestones (excluding equity investments) received by ACADIA from such Third Party licensee with respect to an ACADIA Reversion Product: [***]

19.	*Confidential Treatment Requested

[***]

(d) Royalty Term; Loss of Market Exclusivity. Royalties for sales of each Allergan Product or ACADIA Reversion Product in a given country shall be paid for a period equal to the Royalty Term for such Allergan Product or ACADIA Reversion Product in such country; [***].

(e) Credit for Third Party Royalties. In the event that a party obligated to pay royalties under this Agreement must obtain a license to Third Party patents in order to practice any license granted to it under this Agreement with respect to a product, then such party may reduce the royalty otherwise owing on Net Sales of such product [***] of any royalty payments made under such Third Party license; provided, however, that the royalty otherwise payable under the applicable provision of this Agreement during any quarter shall not be reduced by [***]; provided further, that such credit shall not apply to royalty payments made by Allergan pursuant to Section 8.6(b).

9. PAYMENTS; RECORDS; AUDITS.

9.1 Payment; Reports. Royalty payments and reports for the sale of Allergan Products and ACADIA Reversion Products shall be calculated and reported for each calendar quarter. [***] Each payment of royalties shall be accompanied by a report of Net Sales of Allergan Products or ACADIA Reversion Products in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation, the number of each Allergan Product or ACADIA Reversion Product sold, the gross sales and Net Sales of each Allergan Product or ACADIA Reversion Product in U.S. Dollars, the royalties payable, the exchange rates used and any other information necessary to determine the appropriate amount of royalties due. Each party will keep complete and accurate records pertaining to the development of Allergan Products or ACADIA Reversion Products and the sale or other disposition of Allergan Products or ACADIA Reversion Products in sufficient detail to permit the other party to confirm the accuracy of all payments due hereunder.

9.2 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. With respect to each quarter, for countries other than the United States, the Net Sales used for computing the royalties payable shall be computed in U.S. Dollars, and any sales denominated in other than U.S. Dollars shall be translated into U.S. Dollars in accordance with U.S. generally accepted accounting principles consistently applied

20.	*Confidential Treatment Requested

using the monthly average rates of exchange during the calendar quarter in which Net Sales are made. The rates of exchange shall be those rates as published by The Wall Street Journal, Western U.S. Edition, during the calendar quarter for which Net Sales are made. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by the payee, unless otherwise specified by such payee.

9.3 Late Payments. In the event that any payment, including royalty, milestone and research payments, due hereunder is not made when due, the payment shall accrue interest from the date due at the rate of [***]; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate allowed by law. The payment of such interest shall not limit a party from exercising any other rights it may have as a consequence of the lateness of any payment.

9.4 Records and Audits. On [***] prior written notice, each party shall have the right to have an independent certified public accountant, inspect the books and records of the other party and/or its Affiliates and/or its sublicensees, no more than once per fiscal year during usual business hours for the sole purpose of and only to the extent necessary to verify the completeness and accuracy of the records and payments made under this Agreement. Such examination with respect to any fiscal year shall not take place later than [***] following the end of such fiscal year. The accountant shall inform the auditing party only if there has been an underpayment or an overpayment, and if so, the amount thereof and whether the books and records have been kept in a manner consistent with good accounting practices. The expense of any such inspection shall be borne by the auditing party; provided, however, that, if the inspection discloses an underpayment in excess of [***] percent [***] then the audited party shall pay the out of pocket costs of such audit.

9.5 Withholding of Taxes. Any withholding of taxes levied by tax authorities outside the United States on the payments hereunder shall be borne by the party receiving such payment and deducted by the party making such payment from the sums otherwise payable by it hereunder for payment to the proper tax authorities. The parties agree to cooperate with each other, in the event a party claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withheld tax or other documents reasonably available.

9.6 Exchange and Royalty Rate Controls. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where any Allergan Product or ACADIA Reversion Product is sold, payment shall be made through such lawful means or methods as the party making such payment may determine. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect, and as soon as such prohibition ceases to be in effect, all royalties that would have been obligated to be transmitted or deposited, but for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable, as the case may be. If any royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

21.	*Confidential Treatment Requested

10. INTELLECTUAL PROPERTY.

        10.1 Ownership of Technology. Inventorship with respect to inventions made pursuant to work carried out under the Collaboration shall be determined in accordance with United States rules of inventorship. Except as provided below, each party shall own solely all inventions made solely by any of its employees or agents in the course of the Collaboration, and the parties shall own jointly all inventions jointly made by any employee or agent of ACADIA and any employee or agent of Allergan in the course of the Collaboration.

        10.2 Patent Prosecution. It is the intention of the parties to secure broad patent protection for discoveries and inventions made in the course of the Collaboration.

                (a) Allergan shall be responsible for the filing, prosecution and maintenance at Allergan’s sole cost of (i) all Allergan Patents, unless such Allergan Patents are then subject to an exclusive license granted to ACADIA under Section 7.5(b), and (ii) all Collaboration Patents or ACADIA Patents to which Allergan then has an exclusive license under Section 7.2, to the extent the claims in such Collaboration Patents or ACADIA Patents are limited to Licensed Target/Chemistries or Designated Target/Chemistries in the Field.

                (b) Except for those patents or patent applications described in Section 10.2(a), ACADIA shall be responsible for the filing, prosecution and maintenance at ACADIA’s sole cost, except as provided in Section 10.2(c), of (i) all ACADIA Patents and all Collaboration Patents and (ii) all Allergan Patents to which ACADIA then has an exclusive license under Section 7.5(b).

                (c) [***]

                (d) Each party that is responsible for filing, prosecution and maintenance under this Section 10.2 of patent rights that are owned by, or subject to an exclusive license granted under this Agreement to such party shall (i) consider in good faith the requests and suggestions of such other party with respect to strategies for filing, prosecuting and maintaining such patent rights that are subject to this Section 10.2, and (ii) keep such other party informed of progress with regard to the filing, prosecution and maintenance of such patent applications and patents that are subject to this Section 10.2. In the event a party is responsible for the filing, prosecution and maintenance of patent applications or patents hereunder that are owned by, or are subject to an exclusive license granted under this Agreement and elects, other than as provided above, not to do so (other than because such party has determined in good faith not to file a patent application with respect to an invention but to maintain such invention as a trade secret), it shall inform the other party at least sixty (60) days before any relevant deadline for filing or other action and transmit all information reasonable and appropriate relating to such patent or patent application, and such other party shall have the right to file, prosecute and maintain such patent applications and patents at its own expense, in which case the party

22.	*Confidential Treatment Requested

declining to continue to prosecute and maintain such patent applications and patents shall assign to the other party its rights in such patent applications and patents or terminate the license under such patent applications and patents granted to it by the other party.

        10.3 Cooperation of the Parties. Each party agrees to cooperate fully in the preparation, filing, and prosecution of any patent rights under this Agreement. Such cooperation includes, but is not limited to:

                (a) executing all papers and instruments, or requiring its employees or agents to execute such papers and instruments, so as to effectuate the ownership of patent rights set forth in Section 10.1 above and to enable the owning party to apply for and to prosecute patent applications in any country; and

                (b) promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing or prosecution of any such patent applications.

10.4 Infringement by Third Parties.

                (a) ACADIA and Allergan shall promptly notify the other in writing of any alleged or threatened infringement of any patent included in the Allergan Patents, ACADIA Patents or Collaboration Patents of which they become aware. In the event any alleged or threatened infringement of any patent included in the Allergan Patents, ACADIA Patents or Collaboration Patents by a Third Party cannot be terminated without litigation, the provisions of Section 10.4(b) or (c), as applicable, and Section 10.4(d) shall apply.

                (b) Allergan shall have the first right, but not the obligation, to bring and control any action or proceeding, at its own expense and by counsel of its own choice, with respect to infringement of a patent (i) included in the Allergan Patents, unless such Allergan Patents are then subject to an exclusive license granted to ACADIA under Section 7.5(b), or (ii) included in the Collaboration Patents or ACADIA Patents to which Allergan then has an exclusive license under Section 7.2, to the extent the claims in such Collaboration Patents or ACADIA Patents are limited to Licensed Target/Chemistries or Designated Target/Chemistries in the Field.

                (c) Except as provided in Section 10.4(b), ACADIA shall have the first right to bring and control any action or proceeding with respect to infringements of a patent (i) included in the ACADIA Patents or the Collaboration Patents or (ii) included in the Allergan Patents to which ACADIA then has an exclusive license under Section 7.5(b).

                (d) The party not bringing the action shall have the right, at its own expense and by counsel of its own choice, to be represented in any action involving any patent owned solely by such party or jointly by the parties. If a party fails to bring an action or proceeding with respect to a patent that is owned by, or is subject to an exclusive license granted under this Agreement to, the other party within: (i) sixty (60) days following the notice of alleged infringement; or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, such other party shall have the right to bring and control any such action at its own expense and by counsel of its own

23.

choice, and the party initially declining to bring such action shall have the right, at its own expense and by counsel of its own choice, to be represented in any such action. In the event a party brings an infringement action, the other party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Neither party shall have the right to settle any patent infringement action under this Section 10.4 in a manner that diminishes the rights or interests of the other party without the consent of such other party. Except as otherwise agreed to by the parties as part of a cost sharing arrangement, any recovery realized as a result of such action, after reimbursement of any out-of-pocket expenses of Allergan and ACADIA in connection with such action, shall be divided between the parties in accordance with their relative economic interests as directly related to the royalty payments described in Section 8.6 hereof.

        10.5 Infringement of Third Party Rights. Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties hereunder infringes or may infringe the intellectual property rights of such Third Party. Allergan shall have the first right but not the obligation to control any defense of any such claim involving alleged infringement of Third Party rights by Allergan’s activities under this Agreement at its own expense and by counsel of its own choice, and ACADIA shall have the right but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice. If Allergan fails to proceed in a timely fashion with regard to such defense, ACADIA shall have the right but not the obligation to control any such defense of such claim at its own expense and by counsel of its own choice, and Allergan shall have the right but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice. ACADIA shall have the first right but not the obligation to control any defense of any such claim involving alleged infringement of Third Party rights by ACADIA’s activities under this Agreement at its own expense and by counsel of its own choice, and Allergan shall have the right but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice. If ACADIA fails to proceed in a timely fashion with regard to such defense, Allergan shall have the right but not the obligation to control any such defense of such claim at its own expense and by counsel of its own choice, and ACADIA shall have the right but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any infringement action under this Section 10.5 in a manner that diminishes the rights or interests of the other party without the consent of such party.

        10.6 Trademarks. Allergan and ACADIA shall each obtain, own and enforce its own trademarks with respect to Allergan Products or ACADIA Reversion Products, respectively, that each commercializes hereunder.

        10.7 Patent Labeling. Each party shall mark all products or their containers that are manufactured used or sold under the terms of this Agreement in accordance with the appropriate patent markings laws.

11. REPRESENTATIONS AND WARRANTIES.

        11.1 Representations and Warranties. Each party represents to the other that as of the Effective Date:

24.

                (a) Corporate Power. It is duly organized and validly existing under the laws of its state of incorporation or formation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

                (b) Due Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

                (c) Binding Agreement. This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

                (d) Grant of Rights; Maintenance of Agreements. It has not, and will not during the Term, grant any right to any Third Party which would conflict with the rights granted to the other party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations in accordance with the terms of this Agreement; and

                (e) Validity. It is aware of no action, suit or inquiry or investigation instituted by or before any court or governmental agency which questions or threatens the validity of this Agreement or of any Allergan Patents or ACADIA Patents.

        11.2 ACADIA Representations and Warranties. ACADIA represents and warrants that as of the Effective Date:

                (a) it is the sole and exclusive owner of the ACADIA Patents and ACADIA Know-How and has sufficient rights and power to grant the licenses to Allergan which it purports to grant herein, and no such rights granted to Allergan hereunder are licensed by ACADIA from any Third Party;

                (b) the ACADIA Know-How and the ACADIA Patents are free of any encumbrances, liens, judgments and/or security interests that would affect the exercise by Allergan of its rights in the Field; [***]

                (c) to its actual knowledge, there are no outstanding and unresolved claims or accusations that any compounds or products manufactured, used or sold by ACADIA and licensed hereunder or any methods or process practiced by ACADIA pursuant to this Agreement infringe or may infringe any Third Party patent(s) or other intellectual property rights; and

                (d) all patents and patent applications included in the ACADIA Patents are valid and in full force and effect, and are not the current subject of any interference or opposition proceeding.

25.	*Confidential Treatment Requested

        11.3 Allergan Representations and Warranties. Allergan represents and warrants that as of the Effective Date:

                (a) Allergan owns the Allergan Technology and has sufficient rights and power to grant the licenses to ACADIA which it purports to grant herein; and

                (b) to its actual knowledge, there are no outstanding and unresolved claims or accusations that any methods or process practiced by Allergan as part of the Allergan Technology infringe or may infringe any third party patent(s) or other intellectual property rights.

        11.4 Disclaimer Concerning Technology. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, each party expressly does not warrant (a) the success of any study or test commenced under the Collaboration or (b) the safety or usefulness for any purpose of the technology it provides hereunder.

12. CONFIDENTIALITY; PUBLICATION.

        12.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for the [***] immediately following the Term, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose (other than as expressly provided for in this Agreement) any Confidential Information furnished to it by, or otherwise belonging to, the other party (the “Disclosing Party”) pursuant to this Agreement. Each party may use Confidential Information of the other party only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of such proprietary or confidential information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

        12.2 Exceptions. The obligations of confidentiality and non-use contained in Section 12.1 will not apply to the extent it can be established by the Receiving Party by competent proof that such Confidential Information:

                (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available;

26.	*Confidential Treatment Requested

(b) is known by the Receiving Party at the time of receiving such information, other than under confidentiality, as evidenced by its records;

(c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

(d) is independently developed by the Receiving Party without the aid, application or use of Confidential Information of the Disclosing Party; or

(e) is the subject of a written permission to disclose provided by the Disclosing Party.

12.3 Terms of Agreement. The parties agree that this Agreement and the terms hereof will be considered Confidential Information of both parties. Notwithstanding the foregoing, either party may disclose such terms as are required to be disclosed under strictures of confidentiality to bona fide potential sublicensees or for fund raising or financing efforts to investors and lenders and potential investors and lenders or as otherwise required pursuant to applicable law.

12.4 Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting patents relating to the Collaboration;

(b) regulatory filings;

(c) prosecuting or defending litigation;

(d) complying with applicable court orders or governmental regulations;

(e) conducting pre-clinical or clinical trials of Active Compounds within Licensed Target/Chemistries or Designated Target/Chemistries; and

(f) disclosure to Affiliates, sublicensees, employees, consultants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, in each case who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 12.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to this Section 12.4, it will seek to secure confidential treatment of such information at least as diligently as such party would use to protect its own Confidential Information. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

27.

12.5 Publications. Each party to this Agreement recognizes that the publication of papers regarding results of and other information regarding the Collaboration, including oral presentations and abstracts, may be beneficial to both parties provided such publications are subject to reasonable controls to protect Confidential Information. Accordingly, each party shall have the right to review and approve any paper proposed for publication by the other party, including oral presentations and abstracts, which utilizes data generated from the Collaboration and/or includes Confidential Information of the other party. Before any such paper is submitted for publication, the party proposing publication shall deliver a complete copy to the other party at least forty-five (45) days prior to submitting the paper to a publisher. Such other party shall review any such paper and give its comments to the publishing party within thirty (30) days of its receipt of such paper. With respect to oral presentation materials and abstracts, the reviewing party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing party with appropriate comments, if any, but in no event later than thirty (30) days from the date of receipt by the reviewing party. The publishing party shall comply with the reviewing party’s request to delete references to Confidential Information of the reviewing party in any such paper and agrees to withhold publication of same for an additional ninety (90) days in order to permit the parties to obtain patent protection, if either of the parties deems it necessary, in accordance with the terms of this Agreement.

13. TERM AND TERMINATION.

13.1 Term of the Agreement. The term of the collaborative activities of the parties pursuant to the Research Plan and the Additional Research Plan shall commence on the Effective Date and continue until expiration of the Research Term, unless earlier terminated pursuant to Section 13.2, 13.3 or 13.4, or extended by mutual written agreement of the parties. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until the later of (a) six (6) months after the expiration of the last Royalty Term for any Allergan Product or ACADIA Reversion Product or (b) the expiration of the last to expire Valid Claim covering an ACADIA Royalty-Free Product, unless earlier terminated pursuant to Section 13.2, 13.3 or 13.4 or extended by mutual written agreement of the parties.

13.2 Termination by Mutual Agreement. The parties may at any time terminate this Agreement by written agreement executed by both Allergan and ACADIA.

13.3 Termination by Allergan.

(a) Allergan may terminate this Agreement by giving ninety (90) days prior written notice to ACADIA at any time after completion of the Research Term.

(b) [***], Allergan may terminate this Agreement by giving written notice to ACADIA [***]. In the event Allergan terminates this Agreement pursuant to this Section 13.3(b), then notwithstanding any contrary provision of this Agreement, the licenses granted to Allergan pursuant to Sections 7.1(a), 7.1(b) and 7.2 shall continue in full force and effect and shall be exclusive even as to ACADIA [***]

28.	*Confidential Treatment Requested

[***]. In addition, effective upon termination by Allergan of this Agreement pursuant to this Section 13.3(b), ACADIA hereby grants to Allergan, for a period ending on the later of (x) the end of Research Term or any extension or renewal agreed to by Allergan and ACADIA prior to termination by Allergan or (y) as long as Allergan continues to use commercially reasonable efforts to pursue research, development, marketing and/or sale of at least one (1) Chemistry within a Collaboration Target/Chemistry in the Field, an exclusive (even as to ACADIA or the surviving entity), worldwide license, with the right to sublicense pursuant to Section 7.4, under the ACADIA Technology and ACADIA’s interest in the Collaboration Technology to the fullest extent necessary to permit Allergan alone to conduct all activities necessary to pursue its rights under this Agreement (subject to Allergan’s obligations to pay ACADIA or the surviving entity the milestones set forth in Section 8.5 and the royalties set forth in Sections 8.6(a) and 8.6(b)). [***].

13.4 Termination for Cause. Each party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the other upon the occurrence of any of the following:

(a) Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or

(b) Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the sixty (60) day period following written notice of termination by the non-breaching party.

13.5 Effect of Termination or Expiration; Surviving Obligations.

(a) Expiration or termination of this Agreement shall not affect any rights or obligations of either party accruing prior to such expiration or termination. Upon expiration or termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate, except that the terms of this Section 13.5 (and the provisions referenced herein) and Sections 1, 9.4, 10.1, 10.3, 11.4, 12.1, 12.2, 12.3, 12.4, 14, 15 and 16 of this Agreement shall survive expiration or termination of this Agreement. Promptly after termination of this Agreement, except as otherwise provided in this Section 13.5, each party shall return or dispose of any technology or know-how and Confidential Information of the other party in the accordance with the instructions of such other party, including, without limitation, any compounds, assays or other biological or chemical materials.

29.	*Confidential Treatment Requested

(b) Upon termination of this Agreement by Allergan for any reason, other than breach by ACADIA or pursuant to Section 13.3(b), all rights to Licensed Target/Chemistries and Designated Target/Chemistries and to the ACADIA Technology and ACADIA’s interest in the Collaboration Technology granted to Allergan under this Agreement shall revert to ACADIA, and all licenses granted by Allergan to ACADIA under Section 7.3 and 7.5(b) of this Agreement and the applicable provisions of Sections 6, 7.4, 8, 9, 10, 12 and 13 shall survive termination and remain in full force and effect for so long as ACADIA is not in breach of its obligations to Allergan under this Agreement.

(c) Upon termination of this Agreement by Allergan pursuant to Section 13.3(b), the licenses described in Section 13.3(b) and the provisions of Sections 6, 7.1(a), 7.1(b), 7.2, 7.3, 7.4, 8.5, 8.6(a), 8.6(b), 8.6(d), 8.6(e), 9, 10, 12 and 13 shall survive termination and remain in full force and effect for so long as the parties are not in breach of their remaining respective obligations under this Agreement.

(d) Upon termination of this Agreement by a party for breach by the other party pursuant to Section 13.4(b), all licenses granted to the non-breaching party under Section 7 of this Agreement and the applicable provisions of Sections 6, 7, 8, 9, 10, 12 and 13 shall survive termination and remain in full force and effect for so long as such non-breaching party is not in breach of its obligations to the other party under this Agreement.

(e) Allergan Fully Paid Up License. Upon expiration of the last Royalty Term for an Allergan Product, Allergan shall have a fully-paid, royalty free, worldwide, non-exclusive, perpetual license to use the ACADIA Know-How to manufacture, use and sell such Allergan Product; provided however, that Allergan shall have no right to sublicense outside the Field any such ACADIA Know-How which is Confidential Information.

(f) ACADIA Fully Paid Up License. Upon expiration of the last Royalty Term for an ACADIA Reversion Product, ACADIA shall have a fully-paid, royalty-free, worldwide, non-exclusive, perpetual license to use the Allergan Know-How to manufacture, use and sell such ACADIA Reversion Product. Upon expiration of the last Valid Claim covering an ACADIA Royalty-Free Product, ACADIA shall have a fully-paid, royalty-free, worldwide, non-exclusive, perpetual license to use the Allergan Know-How to manufacture, use and sell such ACADIA Royalty-Free Product; provided however, that ACADIA shall have no right to sublicense in the Field any such Allergan Know-How with respect to any ACADIA Royalty-Free Product described in Section 1.5(a), which is Confidential Information.

14. INDEMNITY.

14.1 Indemnification.

(a) ACADIA hereby agrees to save, defend and hold Allergan and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Claims”), to which any of them may become subject as a result of any claim, demand, action or other proceeding by any Third Party

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to the extent such Claims arise directly or indirectly out of (a) the development, manufacture, use, handling, storage, sale or other disposition of any Collaboration Target/Chemistries or ACADIA Product by ACADIA or its Affiliates or sublicensees (other than Allergan), or (b) the gross negligence or willful misconduct of ACADIA or its Affiliates or sublicensees, except, in each case, to the extent such Claims result from the gross negligence or willful misconduct of Allergan or its Affiliates or sublicensees.

(b) Allergan hereby agrees to save, defend and hold ACADIA and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all Claims, to which any of them may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Claims arise directly or indirectly out of (a) the development, manufacture, use, handling, storage, sale or other disposition of any Collaboration Target/Chemistries or Allergan Product by Allergan or its Affiliates or sublicensees (other than ACADIA), or (b) the gross negligence or willful misconduct of Allergan or its Affiliates or sublicensees, except, in each case, to the extent such Claims result from the gross negligence or willful misconduct of ACADIA or its Affiliates or sublicensees.

14.2 Control of Defense. Any entity entitled to indemnification under this Section 14 shall give notice to the indemnifying party of any Claims that may be subject to indemnification, promptly after learning of such Claim, and the indemnifying party shall assume the defense of such Claims with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Claims made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Claims.

14.3 Insurance. Allergan, at its own expense, shall maintain product liability insurance (or self-insure), in amounts consistent with industry standards for other such pharmaceutical companies during the Term and shall name ACADIA as an additional insured with respect to such insurance. Allergan shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage. ACADIA, at its own expense, shall maintain product liability insurance (or self-insure) in amounts consistent with industry standards for other such biotechnology companies during the Term and shall name Allergan as an additional insured with respect to such insurance. ACADIA shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage.

15. GOVERNING LAW; DISPUTE RESOLUTION.

15.1 Governing Law. This Agreement shall be governed by the laws of the State of California as such laws are applied to contracts entered into or to be performed entirely within such state.

15.2 Dispute Resolution. Subject to Section 3.4, and except with respect to matters pertaining to injunctive relief, in the event of any dispute, the parties shall refer such dispute to the Chief Executive Officer of ACADIA and a Senior Executive of Allergan appointed

31.

by Allergan’s Chief Executive Officer for attempted resolution by good faith negotiations within sixty (60) days after such referral is made. During such period of good faith negotiations, any applicable time periods under this Agreement shall be tolled. In the event such executives are unable to resolve such dispute within such sixty (60) day period, the parties shall submit their dispute to binding arbitration before a retired California Superior Court Judge at J.A.M.S./Endispute located in Orange County, California, such arbitration to be conducted pursuant to the J.A.M.S./Endispute procedure rules for commercial disputes then in effect. The award of the arbitrator shall include an award of reasonable attorneys’ fees and costs to the prevailing party.

15.3 Jurisdiction and Venue. Except as provided in Section 3.4 or 15.2 above, any claim or controversy arising out of or related to this Agreement or any breach hereof (including claims for injunctive relief) shall be adjudicated in the state and federal courts in Orange County having jurisdiction over disputes arising in the State of California, and the parties hereby consent to the jurisdiction and venue of such courts.

16. General Provisions.

16.1 Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed by registered or certified mail, Federal Express or other nationally recognized overnight delivery service, addressed to the signatory to whom such notice is required or permitted to be given and transmitted by facsimile to the number indicated below. All notices shall be deemed to have been given when mailed, as evidenced by the postmark at the point of mailing, or faxed.

All notices to Allergan shall be addressed as follows:	Allergan, Inc. 2525 Dupont Drive Irvine, CA 92623 Attn: President, Research and Development Fax: (714) 246-6987

with a copy to:	Allergan, Inc. 2525 Dupont Drive Irvine, CA 92623 Attn: Allergan General Counsel Fax: (714) 246-4774

All notices to ACADIA shall be addressed as follows:	ACADIA Pharmaceuticals Inc. 3911 Sorrento Valley Blvd. San Diego, CA 92121 Attn: Vice President, Business Development Fax: (858) 558-2872

with a copy to:	Cooley Godward LLP 4401 Eastgate Mall San Diego, CA 92121 Attn: L. Kay Chandler Fax: (858) 550-6420

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Any party may, by written notice to the other, designate a new address or fax number to which notices to the party giving the notice shall thereafter be mailed or faxed.

16.2 Force Majeure. No party shall be liable for any delay or failure of performance (other than payment obligations) to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the party claiming excuse uses its commercially reasonable efforts to overcome the same.

16.3 Entirety of Agreement. This Agreement embodies the entire, final and complete agreement and understanding between the parties and replaces and supersedes all prior discussions and agreements between them with respect to its subject matter, except for the 1997 Agreement, which shall continue in accordance with its terms, except to the extent specifically modified hereby. No modification or waiver of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized officer of each party.

16.4 Non-Waiver. The failure of a party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not constitute a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

16.5 Disclaimer of Agency or Partnership. Neither party is, or will be deemed to be, the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any third party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement. In addition, neither party shall be deemed to be a member of a partnership with the other party.

16.6 Severability. If a court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, or if any government or other agency having jurisdiction over either ACADIA or Allergan deems any provision to be contrary to any laws, then that provision shall be severed and the remainder of the Agreement shall continue in full force and effect. To the extent possible, the parties shall revise such invalidated provision in a manner that will render such provision valid without impairing the parties’ original intent.

16.7 Affiliates; Assignment. Except as otherwise provided herein, neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party, not to be unreasonably withheld. Notwithstanding the foregoing, each party may assign this Agreement to any of its Affiliates, to a special purpose corporation or similar entity at least fifty percent (50%) of the outstanding shares of any class or series of stock of which is owned by such party in a manner such that the assignor will remain liable and responsible for the performance and observance of all its duties and obligations hereunder without the consent of the other party. In addition, the consent of the other party will not be required in connection with a merger involving either party or with respect to an assignment of

33.

this Agreement in connection with, as the case may be, the acquisition, sale of all or substantially all of the assets of either party, or a change of control or similar transaction. In the event of such transaction, however, intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) will not be included in the technology licensed hereunder. This Agreement shall be binding upon the successors and permitted assigns of the parties. Any attempted delegation or assignment not in accordance with this Section 16.7 shall be of no force or effect. Notwithstanding the foregoing provisions of this Section 16.7, or any other provision of this Agreement, ACADIA may not assign or otherwise transfer its rights hereunder, whether by merger, acquisition, sale of assets, operation of law or otherwise, to [***].

        16.8 Headings. The headings contained in this Agreement are inserted for reference only and shall not be deemed a part of the text hereof.

        16.9 Limitation of Liability. EXCEPT FOR AMOUNTS PAYABLE UNDER SECTIONS 8 AND 14 AND LIABILITY FOR BREACH OF CONFIDENTIALITY OR FOR INFRINGEMENT OR MISAPPROPRIATION, NO PARTY SHALL BE LIABLE TO ANOTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

        16.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

        16.11 Bankruptcy. All rights and licenses granted under this Agreement will be considered for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. The parties agree that a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. In the event that a licensor seeks or is involuntarily placed under the protection of the Bankruptcy Code, and the trustee in bankruptcy rejects this Agreement, the licensee hereby elects, pursuant to Section 365(n), to retain all rights granted to it under this Agreement to the extent permitted by law.

        16.12 Public Disclosure. Except for such disclosure as is deemed necessary, in the reasonable judgment of a party, to comply with applicable laws or regulations, no public announcement, news release, public statement or publication relating to the existence of this Agreement, or the terms hereof, will be made without the other party’s prior written approval, which approval shall not be unreasonably withheld. The parties agree that they will use reasonable efforts to coordinate the initial announcement or press release relating to the existence of this Agreement so that such initial announcement or press release is made within forty-five (45) days of the Effective Date.

        16.13 Export. The parties agree not to export, directly or indirectly, any U.S. source technical data acquired from the other party or any products utilizing such data to

34.	*Confidential Treatment Requested

countries outside the United States, which export may be in violation of the United States export laws or regulations.

        16.14 [***]

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35.	*Confidential Treatment Requested

IN WITNESS WHEREOF, the parties hereto have duly executed this COLLABORATIVE RESEARCH, DEVELOPMENT AND LICENSE Agreement.

ACADIA PHARMACEUTICALS INC.

By /s/ ULI HACKSELL

Title CEO

ALLERGAN, INC.

By /s/ LESTER J. KAPLAN

Title Corporate V.P.

[SIGNATURE PAGE TO COLLABORATIVE RESEARCH, DEVELOPMENT

AND LICENSE AGREEMENT]

EXHIBIT A

ACADIA PATENTS AS OF THE EFFECTIVE DATE

[***]

A-1	*Confidential Treatment Requested

EXHIBIT B

FORM OF MATERIALS TRANSFER AGREEMENT

[***]

B-1	*Confidential Treatment Requested